Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“the Agreement”) is made and entered into as of October 2th, 2026, by and between Duos Technologies Group, Inc., a Florida corporation with its principal place of business located at 6551 Gate Parkway, Suite 400, Jacksonville, Florida 32256 (the “Company”), and Matthew Polimeni an individual and resident of the State of Florida (the “Executive”) and together with the Company, the “Parties” and each, a “Party”. The Effective Date of this agreement is September 8th, 2026.

RECITALS

A. The Company wishes to employ Executive as Chief Legal Officer because Executive possesses certain knowledge and skills relating to the Company’s business, structure and operations that the Company wishes to retain for the development and success of the Company’s business.

B.The Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration mutually exchanged by the Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Employment; Duties

The Company hereby employs Executive, and Executive hereby accepts employment as Chief Legal Officer of the Company, subject to the terms and conditions set forth in this Agreement. As Chief Legal Officer, during the Term, Executive shall serve as the Chief Legal Officer of the Company and shall devote all of Executive’s business time, skill and energies to promote the interests of the Company and to serve such positions with the Company as may be reasonably assigned to him by the Chief Executive Officer (CEO) and the Company’s Board of Directors (the “Board”), with powers and duties as may be determined, from time to time, by the CEO and Board, consistent with the title of Chief Legal Officer of the Company. Executive shall undertake to perform all of Executive’s duties and responsibilities for the Company in good faith and on a full-time basis and shall at all times act in good faith in the course of Executive’s employment under this Agreement in the best interests of the Company.

Executive shall report to the Chief Executive Officer.  Executive shall be based at the Company’s corporate headquarters, which is based in Jacksonville, Florida.  Executive shall also be available for travel at such times and to such places as may be reasonably necessary in connection with the performance of his duties hereunder.

2.Term of Employment.

The term of Executive’s employment under this Agreement (the “Term”) shall commence on September 8th, 2026 (the “Effective Date”) and shall continue for an initial period of three (3) years (the “Initial Term”), unless earlier terminated in accordance with Section 4.

Following the Initial Term, this Agreement shall automatically renew for successive one (1)-year periods (each, a “Renewal Term”), unless either Party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the then-current Term. Non renewal shall be treated as Termination Without Cause as defined in Section 4(f).

For the avoidance of doubt, Executive’s employment may be terminated at any time in accordance with Section 4, and such termination shall not constitute a breach of this Agreement if the Company provides the compensation and benefits required therein.

3.Compensation of Executive.

(a)Base Salary. Beginning on the Effective Date, the Company agrees to pay the Executive a base salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000). All salary, bonus, or other compensation payable to the Executive shall be subject to the customary withholding, FICA, medical and other tax and other employment taxes and deductions as required by federal, state and local law with respect to compensation paid by an employer to an employee.

The CEO, Board and any committees thereof shall perform an annual review of Executive’s salary based on a review of Executive’s performance of his duties and the Company’s other compensation policies and may increase, but not decrease, his base salary. Any increase shall be assessed against Company performance for the prior year and benchmarked against Chief Legal Officers of similarly sized and similarly performing companies. Salary is to be paid twice a month, 24 times per year in accordance with the normal company payroll policy and timing.

(b)Annual Performance Bonus. In addition to the Base Salary, the Executive is eligible to earn an annual performance bonus (the “Annual Bonus”) with a target opportunity of eighty percent (80%) of base salary (the “Target Bonus”), per year in accordance with performance criteria, including but not limited to revenue targets, profitability and other key performance indicators as recommended by the CEO and accepted by the Board of Directors as part of the Annual Strategic Plan. The Annual performance Bonus will be calculated based on meeting specified metrics aggregated from January 1st to December 31st. The annual performance bonus will be calculated based on meeting specified metrics aggregated from January 1st to December 31st. The bonus, once calculated and approved by the Board of Directors will be paid in two payments (one in April and one in October).

For  the 2026 fiscal year, the Annual Bonus shall be paid as though Executive had been employed for the full year and shall otherwise be based on the full fiscal-year performance criteria set forth above.

For the 2027 fiscal year and each fiscal year thereafter, the Executive is eligible to earn the full Annual Bonus, based on performance over the applicable full fiscal year, subject to the Executive’s continued employment with the Company through the applicable payment date, unless otherwise determined by the Board.

The actual Annual Bonus earned for any year shall be determined based on the level of achievement of the applicable performance criteria for such year.

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Any Annual Bonus, once determined and approved by the Board, shall be paid in accordance with the Company’s standard bonus payment practices, in good faith based on the level of achievement of such performance criteria, which may include payment in one or more installments.

Notwithstanding the foregoing, in the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a prorated Annual Bonus for the year of termination, based on actual performance through the date of termination, payable at the same time bonuses are paid to similarly situated executives.

(c)Equity Compensation. The Executive shall be issued a total of 200,000 restricted shares of the Company’s common stock under the Company’s equity incentive plan (the “Equity Awards”), cliff vesting on October 1st, 2029 (the “Vesting Date”) subject to the Executive’s continued employment through the applicable vesting date. For accounting purposes, the grant-date fair value of the Equity Awards shall be determined using the volume-weighted average price of the Company’s common stock over the five (5) trading days immediately preceding the applicable grant date. In the event of a Change of Control, all outstanding Equity Awards shall vest immediately in full. The Equity Award shall be governed by, and subject in all respects to, the Company’s equity incentive plan and one or more definitive award agreements. Upon execution of this Agreement, Executive and Company shall enter into the Equity Incentive Award Agreement in the form attached hereto as Exhibit A (“Equity Incentive Award Agreement”).

No partial or pro-rata vesting shall occur prior to the Vesting Date and vesting of the Restricted Stock shall occur only on or after the Vesting Date, subject to Executive's continued employment with the Company through such date, except as otherwise expressly provided herein.

For purposes of this Agreement and the definitive award agreement(s), “Change of Control” means the consummation, after the Effective Date, of any of the following:

(i) the acquisition by any individual, entity or “group” (as defined in Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended), other than any individual, entity or group identified as a 5% Beneficial Holder in the beneficial ownership table of the Company's most recent proxy statement as of the Effective Date, or any affiliate thereof, of effective control (whether through legal or beneficial ownership of capital stock, by contract, or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company;

(ii) a merger of the Company into, or consolidation of the Company with, any other entity, or a merger or consolidation of another entity into or with the Company, immediately following which the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the Company or the surviving or resulting entity;

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(iii) a sale or transfer by the Company of all or substantially all of its assets to another entity, immediately following which the stockholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the aggregate voting power of the acquiring entity; or;

(iv) the replacement, at one time or within any three-year period, of more than one-half of the members of the Board, where such replacement is not approved by a majority of the individuals who were members of the Board as of the Effective Date (or by individuals whose nomination was approved by such a majority).

For the avoidance of doubt, “Change of Control” as used in this Agreement has the meaning given to it in this Section 3.

If any language regarding equity in this Agreement conflicts with the language in the Equity Incentive Award Agreement, the terms of this Agreement shall take precedence.

(d)Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be reimbursed within 30 days, against presentation of vouchers or receipts therefore, for all expenses properly and reasonably incurred by Executive on behalf of the Company in the performance of Executive’s duties hereunder.

(e)Benefits. Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health (for Executive and his immediate family) and benefit plans and all other benefits and plans, if any, as the Company provides to its senior executives (the “Benefit Plans”).

(f) Vacation Benefits. During the Term, the Executive shall be entitled to receive vacation benefits in accordance with the Company’s applicable policies and procedures in effect as of the Effective Date of this Agreement and/or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter. Subject to said vacation policies and procedures, the Executive shall be entitled to receive four (4) weeks of Company paid vacation, per year.

(g) Indemnification and D&O Insurance. The company agrees to indemnify the Executive, both civilly and criminally in his capacity as CFO, to the maximum extent permitted by the Company’s Articles of Incorporation of Bylaws.

4.Termination; Disability; Resignation; Termination Without Cause.

(a)       Termination for Cause. The Company shall have the right to terminate the Executive’s employment hereunder for cause. Upon such termination for Cause, Executive shall have no further duties or obligations under this Agreement (except as provided in this Agreement). The effect of a termination for Cause on the Executive's compensation, equity, and benefits is set forth in this Section 4(a) below.

For purposes of this Agreement, “Cause” shall mean:

(i)Executive’s indictment or conviction of a felony or any crime involving moral turpitude under federal, state or local law;

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(ii)Executive’s failure to reasonably perform (other than as a result of Executive’s being Disabled), in any material respect, any of his duties or obligations without limitation, failure to execute or comply with a direction of the CEO or the Board, and the Executive fails to cure such failure after written cure notification from the CEO or the Board. The CEO or the board will provide a written cure notice to the Executive within thirty (30) business days of the alleged failure to reasonably perform. Upon receipt of a cure notice, the Executive shall acknowledge and provide a written corrective action plan within ten (10) business days for approval by the CEO and the Board. The Executive shall implement and report progress of the corrective action plan. If the CEO and the Board determined the corrective action plan is not effective, they may approve the executive’s termination for cause;

(iii) Executive commits any dishonest, malicious or grossly negligent act which is materially detrimental to the business or reputation of the Company, or the Company’s business relationship, provided, however, that in such event the Company shall give the Executive written notice specifying in reasonable detail the reason for the termination within ten (10) business days;

(iv)Any intentional misapplication by Executive of the Company’s funds or other material assets, or any other act of dishonesty injurious to the Company committed by Executive; or

(v)Executive’s use or possession of any controlled substance, without prescription by the physician or other medical professional, or chronic abuse of alcoholic beverages, which use or possession the CEO or Board reasonably determined renders Executive unfit to serve in his capacity as Chief Legal Officer of the Company.

Effect of Termination for Cause. In the event the Company terminates the Executive's employment for Cause, the Executive shall be entitled to receive only the following (collectively, the “Accrued Obligations”), and nothing else:

(A) any earned but unpaid Base Salary through the date of termination;

(B) reimbursement of any unreimbursed business expenses properly incurred by the Executive prior to the date of termination, in accordance with Company policy; and

(C) any vested benefits to which the Executive is entitled under the terms of the Company's tax-qualified retirement plans and broad-based welfare benefit plans (excluding, for the avoidance of doubt, any severance or separation pay plan, program, or arrangement), payable strictly in accordance with the terms of such plans.

For the avoidance of doubt, upon a termination for Cause, the Executive shall not be entitled to, and hereby forfeits without consideration, any of the following:

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(1) any Annual Bonus for the fiscal year in which the termination occurs, unless such Annual Bonus has been earned in full and is due and payable as of the date of termination; provided that no partial bonus shall be prorated and shall not be payable under any circumstances;

(2) any cash severance of any kind, including under Section 4(f) or 4(g);

(3) any Company payment or reimbursement of COBRA premiums or any other continuation of health, welfare, or fringe benefits beyond what is required by applicable law at the Executive's sole expense;

(4) Any unvested Equity Awards of any kind, whether granted under Section 3(c), or otherwise, all of which shall be automatically forfeited to the Company without consideration or any further action by either party as of the date of termination. For the avoidance of doubt, any vested Equity Awards shall remain the property of the Executive and shall not be forfeited or otherwise affected;

(b)Disability. The Company shall have the right to terminate the Executive’s employment hereunder by reason of the Executive’s becoming Disabled for an aggregate period of ninety (90) days in any consecutive three hundred sixty (360) day period (the “Disability Period”).

(i) “Disabled” as used in this Agreement means that, by reason of physical or mental incapacity, Executive shall fail or be unable to substantially perform the essential duties of his employment with or without reasonable accommodation.

(ii) In the event Executive is Disabled, during the period of such disability he shall continue to receive his base compensation in the amount set forth in Section 3(a) hereof, which base compensation shall be reduced by the amount of all disability benefits he actually received under any disability insurance program in place with the Company until the first to occur of (1) the cessation of the Disability or (2) the termination of this Agreement by the Company. During the period of Disability and prior to termination, the Executive shall continue to receive the benefits provided in Section 3 hereof.

(iii) For the purposes of this Section 4(b), any amount to be paid to Executive by the Company pursuant to subsection (B) above, shall not be reduced by any disability income insurance proceeds received by him under any disability insurance policies owned or paid for by the Executive.

(iv) If the Executive is terminated at the end of the Disability Period, then the Executive shall receive only such compensation, expenses, and/or benefits that have been earned, accrued or vested as of the date of such termination, subject to Section 4(b)(v) below.

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(v)  Notwithstanding the foregoing, in the event the Executive is terminated due to Disability pursuant to this Section 4(b), all unvested equity awards granted to the Executive shall become immediately fully vested as of the date of such termination, regardless of whether the applicable vesting schedule has been completed.

(c)Death. The Company’s employment of the Executive shall terminate upon this death and all payments and benefits shall cease upon such date provided, however, that under this Agreement the estate of such Executive shall be entitled to receive such compensation, expenses, and/or benefits that have been earned, accrued or vested as of the date of such termination. In addition, all unvested equity awards granted to the Executive shall become immediately fully vested as of the date of such termination, regardless of whether the applicable vesting schedule has been completed.

(d)Termination by the Executive for Good Reason.

The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior written consent: (i) a material diminution in the Executive’s title, authority, duties or responsibilities (including, following a Change of Control, the Executive ceasing to serve as Chief Legal Officer of a publicly traded parent entity, or a requirement that the Executive report to any person or other than the CEO ); (ii) a material reduction in the Executive’s Base Salary or Target Bonus opportunity, other than an across-the-board reduction of not more than ten percent (10%) applicable to all senior executives of the Company; (iii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles from Jacksonville, Florida; (iv) the Company’s material breach of this Agreement, including any failure to grant the Equity Awards described in Section 3(c) or the failure of any successor to the Company to assume this Agreement.

The Executive must provide written notice to the Company of the existence of the condition alleged to constitute Good Reason within ninety (90) days of its initial existence, following which the Company shall have thirty (30) days to cure such condition. If the Company fails to cure, the Executive must terminate his employment within sixty (60) days following the end of the cure period, failing which Good Reason with respect to such condition shall be deemed waived.

Upon a termination by the Executive for Good Reason, the Executive shall be entitled to the same payments and benefits, on the same terms and subject to the same conditions, as apply to a termination by the Company without Cause under Section 4(f) (or, if applicable, Section 4(g)).

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(d)Resignation. If the Executive voluntarily resigns during the Term of this Agreement or any Renewal Term other than pursuant to Section 4(d) hereof, then all payments and benefits shall cease on the Effective Date of resignation, provided that under this Agreement, the Executive shall be entitled to receive such compensation, expenses and/or benefits that have been earned, accrued or vested as of and through the date of such termination, such date of termination to be mutually agreed upon between the Executive and the Company. Any unvested Equity Awards of any kind, whether granted under Section 3(c), or otherwise, all of which shall be automatically forfeited to the Company without consideration or any further action by either party as of the date of the resignation.

(f) Termination by the Company without cause. The Company may terminate the Executive’s employment at any time, for no reason, effective upon notice to the Executive delivered in accordance with Section 6. If the Company terminates the Executive’s employment without Cause (other than by reason of death or Disability), or the Executive terminates his employment for Good Reason pursuant to Section 4(d), then, subject to Section 4(g), the Executive shall be entitled to: (i) the Accrued Obligations; (ii) a prorated Annual Bonus for the fiscal year of termination, based on actual performance through the end of such fiscal year and prorated for the portion of the year elapsed through the date of termination, payable when annual bonuses are paid to similarly situated executives; (iii) cash severance equal to one (1.0) times the sum of the Executive’s then-current Base Salary and Target Bonus, payable in substantially equal installments in accordance with the Company’s normal payroll practices over the twelve (12) months following the date of termination (the “Severance Period”); and (iv) provided the Executive timely elects continuation coverage under COBRA, Company payment or reimbursement of the employer portion of the premiums for such coverage for up to twelve (12) months (ceasing earlier upon the Executive becoming eligible for coverage under another employer’s plan).

In addition, upon such a termination: (A) outstanding time-based Equity Awards shall vest in a prorated manner based upon the number of months executive served and such prorated portion shall become immediately vested and non-forfeitable as of the date of termination, notwithstanding any cliff-vesting requirement or other vesting commencement date otherwise applicable to such Equity Awards. For avoidance of doubt, partial months shall be treated as full months. If employment is terminated after 4 months without cause, Executive will be entitled to 4/36ths of the time vested stock award, vested, which shall vest as of the date of termination as described above. (B) any performance-based Equity Awards for a completed fiscal year for which achievement has not yet been certified shall remain outstanding and vest (or be forfeited) based on actual achievement upon certification; (C) a prorated portion (based on the number of days elapsed in the applicable fiscal year through the date of termination, divided by 365) of the performance-based Equity Awards for the fiscal year in which the termination occurs shall remain outstanding and vest (or be forfeited) based on actual achievement upon certification; and (D) all other unvested Equity Awards shall be forfeited. For the avoidance of doubt, this paragraph applies only to a termination described in this Section 4(f); upon a termination for Cause, all unvested Equity Awards are forfeited as provided in Section 4(a).

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(g) Termination in Connection with a Change of Control. If, within the three (3) months preceding or the twelve (12) months following a Change of Control (as defined in the Exhibit A), the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, then, subject to Section 4(h) and in lieu of the amounts described in Section 4(f)(iii) and (iv): (i) the Executive shall receive cash severance equal to one and one half (1.5) times the sum of his then-current Base Salary and Target Bonus, payable in a single lump sum on the first payroll date following the effectiveness of the Release (subject to Section 4(h) and Section 7 (Section 409A)); (ii) COBRA payment or reimbursement as described in Section 4(f)(iv) shall continue for up to eighteen (18) months; and (iii) all outstanding Equity Awards, whether time-based or performance-based, shall vest immediately in full, consistent with Section 3(c) and Section 6 of the Equity Award Term Sheet (Exhibit A). The Company shall not provide any tax gross-up in respect of Sections 280G or 4999 of the Code; if any payments would constitute “excess parachute payments,” they shall be reduced to the extent such reduction produces a greater net after-tax benefit to the Executive (a “best-net” cutback).

(h) Conditions to Severance; Section 409A. Any payments and benefits under Section 4(d), 4(f) or 4(g), other than the Accrued Obligations, are conditioned upon: (i) the Executive’s execution and non-revocation of a general release of claims in favor of the Company in a form reasonably acceptable to the Company (the “Release”) that becomes effective and irrevocable within sixty (60) days following the date of termination; and (ii) the Executive’s continued compliance with Section 5 of this Agreement and the Non-Disclosure, Non-Competition and Non-Solicitation Agreement (Exhibit B). Installment payments shall commence on the first payroll date after the Release becomes effective, with any installments that would otherwise have been paid prior to such date paid in a lump sum at that time; if the sixty (60)-day period spans two calendar years, payments shall commence in the second calendar year. All payments under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code and shall be interpreted accordingly; each installment shall be treated as a separate payment; termination of employment shall mean a “separation from service”; and if the Executive is a “specified employee” on the date of termination, any amounts constituting non-exempt deferred compensation payable within six (6) months following separation shall be delayed and paid in a lump sum on the first business day following such six (6)-month period.

5.Covenants.

(a) Confidentiality.

(i) Proprietary Information. Executive understands and acknowledges that, during the course of his employment with the Company, Executive shall create and has created, as well as shall be granted and has been granted access to, certain valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that which could be used to the disadvantage of the Company by a Competitive Business, as defined herein) which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: Developments (as defined herein), the Company’s products, applications, methods, trade secrets and other intellectual property, the research, development, procedures, manuals, confidential reports, technical information, Legal information, business plans, prospects of opportunities, purchasing, operating and other cost data, employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such, information that is subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that Executive can demonstrate is generally available to the public (other than as a result of a disclosure by Executive).

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(ii)Duty of Confidentiality. Executive agrees at all times, both during and after Executive’s employment with the Company, (i) to hold all Proprietary Information in a confidential manner for the benefit of the Company, to reasonably safeguard all such Proprietary Information; and (ii) to adhere to any non-disclosure, confidentiality or other similar agreements to which Executive or the Company is or becomes a party or subject thereto. Executive also agrees that he shall not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except to persons identified in writing by the Company. Executive further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.

(iii)Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all Company Investors, together with all distributors, vendors, customers, representatives, agents, licensees and third-parties (“Other Third Parties”) that the Executive interacts and works with while employed by Company, are doing business with the Company and not with the Executive, personally, and that in the course of dealing with such Investors and Other Third Parties, the Company has established goodwill with respect to each such Investor and Other Third Party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, the Investors and Other Third Parties, and that Executive will inevitably have to draw on such information if Executive solicits or provides services to any Investor or Other Third Parties on his own behalf or on behalf of a Competitive Business. For purposes of this Agreement, “Competitive Business” shall mean an enterprise engaged in any business or entity similar to or competitive with the type of business conducted by the Company or any division or subsidiary of the Company which shall have succeeded to or is engaged in the business of the Company at the time the Executive’s employment with the Company terminates or other business that is substantially similar to that which the Company is engaged, or plans to be engaged, so long as Executive is directly involved in such business or planned business on behalf of the Company.

(iv)No Disparagement. The Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or employees. Likewise, the Company agrees to not disparage the Executive so long as the Executive separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements.

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(b)Covenant Not To Disclose, Compete or Solicit. Upon execution of this Agreement, Executive and the Company shall enter into that certain Non-Disclosure, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B (“Non-Disclosure, Non-Competition and Non-Solicitation Agreement”).

(c) Assignment of Developments.

(i) Executive acknowledges and agrees that all developments, including, without limitation, the creation of new products, devices, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, trade dress, service marks, copyrights, domain names, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof, including all results and proceeds of the foregoing, relating to the Business or future business of the Company that Executive, alone or jointly with others in the course of Executive’s employment with the Company and within the scope of such employment, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during Executive’s employment with or as a result of Executive’s employment with the Company (collectively, “Developments”) are being prepared by Executive as an employee of the Company within the scope of Executive’s employment and shall be considered as “works made for hire” and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on Executive’s part. If and to the extent the fact that the Developments are works made for hire is not effective to place ownership of the Developments and all rights therein to the Company, then Executive hereby solely, exclusively and irrevocably assigns and transfers to the Company any and all of his right, title and interest in and to the Developments. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare and to take any and all other actions that are necessary or desirable, in the reasonable opinion of the Company, to evidence or effectuate all or any of the Company’s rights hereunder, including executing and delivering patent, trademark or copyright applications and instruments of assignment to the Company and enabling the Company to file instruments of assignment for, to file and prosecute applications for, and to acquire, maintain, and enforce, all patents, trademarks or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and shall be delivered to the Company immediately upon the termination of Executive’s employment with the Company. This shall exclude any Developments by Executive prior to joining the Company.

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(ii) If any patent, trademark or copyright application is filed by Executive or on Executive’s behalf during Executive’s employment with the Company or within one (1) year after Executive’s leaving the Company’s employ, describing a Development within the scope of Executive’s work for the Company or which otherwise relates to a portion of the business of the Company, of which the Executive had knowledge during Executive’s employment with the Company, it is to be conclusively presumed that the Development was conceived by Executive during the period of such employment.

(d) Remedies. Executive acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Proprietary Information. Executive further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company’s obligations in Section 4, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive’s ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

(e) Rights to Materials and Return of Materials. All papers, files, notes, correspondence, lists, software, software code, memoranda, e-mails, price lists, plans, sketches, documents, reports, records, data, research, proposals, specifications, technical information, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, information on the use, development and integration of software, information relating to the research, development, preparation, maintenance and sale of any Company created products, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium (together with all copies of such documents and things) relating to the Business of the Company or containing Proprietary Information and/or Developments, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive’s employment by the Company shall, as between the parties to this Agreement, remain the sole property of the Company. Laptop computers, other computers, software and related data, information and other property provided to Executive by the Company or obtained by Executive, directly or indirectly, from the Company, also shall remain the sole property of the Company. Upon the termination of Executive’s employment or upon the prior demand of the Company, Executive shall return within three (3) business days of termination or demand, all such materials and things to the Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of the Company after termination or the Company’s request for return. This shall exclude all Proprietary Information and/or Developments possessed by the Executive prior to employment with the Company.

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6. Notices. Any notice or communication given by either Party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company	Duos Technologies Group, Inc. 6651 Gate Parkway, 4th Floor Jacksonville, FL 32256 Attention: Mike Reilly Mike.Reilly@DuosTech.com
If to Executive With a Copy to: Counsel for the Company	Matthew Polimeni [ ] Duos Technologies Group, Inc. Attention Legal Department 6651 Gate Parkway, 4th Floor Jacksonville, FL 32256 Legal@duostech.com

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

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7. Miscellaneous.

(a) Representations and Covenants. In order to induce the Company to enter into this Agreement, the Executive makes the following representations and covenants to the Company and acknowledges that Company is relying upon such representations and covenants:

(i) No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling any and all of the terms and conditions of this Agreement.

(ii) Executive, during his employment, shall use his best efforts to disclose to the Board, in writing, or by other effective method, any bona fide information known by him, which he reasonably believes is not known to the Board, and which he reasonably believes would have any material negative impact on the Company.

(b) Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all other prior agreements and understandings between the Parties or between Executive and the Company with respect to such subject matter.

(c) Amendment; Waiver. The Parties agree that this Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be waiver of any preceding or succeeding breach of the same or any other provision.

(d) Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business. Executive’s rights or obligations under this Agreement may not be assigned by Executive.

(e) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f) Governing Law; Jurisdiction; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes, by the laws and public policy of the State of Florida, without regard to its conflict of laws principles. Jurisdiction and venue shall be conferred upon the state courts located in Duval County, Florida, and the federal courts located in the Middle District of Florida, Jacksonville Division.

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(g) Dispute Resolution. In the event of any dispute, claim, or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation, or validity thereof (collectively, a "Dispute"), the Parties agree to first attempt to resolve such Dispute through good faith negotiation between the Parties for a period of no less than thirty (30) days following written notice from one Party to the other identifying the nature of the Dispute ("Negotiation Period").

If the Dispute is not resolved during the Negotiation Period, the Parties agree to submit the Dispute to non-binding mediation administered in the State of Florida, before a mutually agreed upon mediator, with costs to be shared equally by the Parties. The mediation shall be conducted within sixty (60) days of the expiration of the Negotiation Period, unless otherwise agreed upon in writing by the Parties.

If the Dispute remains unresolved following mediation, either Party may pursue its rights and remedies in the state or federal courts located in the State of Florida, as set forth in Section 7(f) of this Agreement. Notwithstanding the foregoing, nothing in this Section shall prohibit either Party from seeking emergency equitable relief, including injunctive relief, before a court of competent jurisdiction where necessary to prevent irreparable harm, including but not limited to the enforcement of the covenants set forth in Section 5 of this Agreement.

(h) Further Assurances.  Each of the Parties agree to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time, and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(i) Severability. The Parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the Parties further agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

(j) Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

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(k) Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax while, to the extent possible, preserving the overall economic benefit to the Executive of such payments or benefits. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 7 (k); provided that neither the Company nor any of its officers, directors, shareholders, employees, agents or representatives shall have any liability to the Executive with respect thereto.

(l) Survival.  Notwithstanding the termination of the Executive’s employment hereunder, the terms, conditions and provisions contained herein shall survive such termination.

(m) Counterparts. The Parties agree that this Agreement may be signed in two (2) or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed, or have caused to have executed, this Agreement as of the day and year first above written.

DUOS TECHNOLOGIES GROUP INC.

By: Doug Recker
Name: Doug Recker
Title: CEO

EXECUTIVE

/s/ Matthew Polimeni
Matthew Polimeni, an individual

EXHIBIT B - NONDISCLOSURE, NON-SOLICITATION AND COVENANT NOT TO COMPETE AGREEMENT

This Non-Disclosure, Non-Solicitation and Covenant Not to Compete Agreement (this “Agreement”) is entered into pursuant to Section 5(b) of the Employment Agreement dated as of October 2nd, 2026 (the “Employment Agreement”) between Duos Technologies Group, Inc., a Florida corporation (together with its subsidiaries and affiliates, the “COMPANY”), and Matthew Polimeni (the “EXECUTIVE”). In consideration of the compensation and benefits provided under the Employment Agreement — including the severance payments and benefits under Section 4 thereof, which are expressly conditioned on the EXECUTIVE’s continued compliance with this Agreement — and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the COMPANY and the EXECUTIVE hereby agree as follows:

1. Obligations of Nondisclosure and Nonuse of Confidential Information. EXECUTIVE shall not at any time, whether during or after the termination of his employment, reveal to any person or entity or use for any purpose any of the trade secrets or confidential information concerning the organization, business or finances of the COMPANY or of any third party which the COMPANY is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing his duties under the Employment Agreement. Notwithstanding the foregoing or anything else in this Agreement: (a) pursuant to 18 U.S.C. § 1833(b), the EXECUTIVE shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) nothing in this Agreement prevents the EXECUTIVE from communicating with, filing a charge or complaint with, providing information to, or participating in an investigation or proceeding conducted by the Securities and Exchange Commission or any other governmental agency or self-regulatory organization, without notice to the COMPANY, or limits the EXECUTIVE’s right to receive an award for information provided to any such agency.

2. Restrictions on Use and Disclosure of COMPANY Materials. EXECUTIVE shall not at any time, whether during or after the termination of his employment, make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature, or copies thereof, in whole or in part, relating to any matter within the scope of the business of the COMPANY or concerning any of its dealings or affairs (collectively, the “COMPANY Materials”) otherwise than for the benefit of the COMPANY. All COMPANY Materials are and shall at all times be and remain the sole and exclusive property of the COMPANY. Immediately upon the termination of his employment, EXECUTIVE shall deliver all COMPANY Materials to the COMPANY, at its main office.

3. Rights to Inventions and Work Product. For the purposes of this Agreement, the term “Inventions and Work Product” means any invention, modification, discovery, design, development, improvement, process, method, software program, work of authorship, work product, documentation, formula, data, technique, or know-how that EXECUTIVE (either alone or jointly with others) makes, conceives, creates, discovers, invents or reduces to practice prior to, or during his employment that relates to the business of the COMPANY or any customer of or supplier to the COMPANY, relates to any of the products or services being developed, manufactured or sold by the COMPANY, results from tasks assigned him by the COMPANY, or results from the use of premises or personal property (whether tangible or intangible) owned, leased, or contracted for by the COMPANY.

EXECUTIVE represents and warrants to the COMPANY that he currently claims no rights in any invention, patented or not patented, modification, discovery, design, development, improvement, process, method, software program, work of authorship, work product, documentation, formula, data, technique or know-how described in subsections (a) through (d) above, except for those set forth and described on Schedule A hereof. If none are set forth on Schedule A, the EXECUTIVE thus warrants that none exist. All Inventions and Work Product, all intellectual property rights therein and thereto, and the benefits thereof are and shall immediately become the sole and absolute property of the COMPANY and its assigns, as works made for hire or otherwise. EXECUTIVE shall promptly disclose to the COMPANY (or any persons designated by it) all such Inventions and Work Product. EXECUTIVE hereby assigns any and all rights that EXECUTIVE has, may have or may acquire in any and all Inventions and Work Product, all intellectual property rights therein and thereto, and the benefits thereof to the COMPANY and its assigns without further compensation. EXECUTIVE shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the COMPANY.

4. Further Acts. EXECUTIVE will, during his employment and at any time thereafter, at the request and cost of the COMPANY, promptly sign, execute, make and do all such deeds, documents, acts and things as the COMPANY and its duly authorized agents may reasonably require to apply for, obtain, register and vest in the name of the COMPANY alone (unless the COMPANY otherwise directs) letters patent, copyrights, trademarks or other analogous protection for all Inventions and Work Product in any country throughout the world and when so obtained or vested to renew and restore the same, and to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection. In the event the COMPANY is unable, after reasonable effort, to secure EXECUTIVE’s signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to any Inventions and Work Product, whether because of his physical or mental incapacity or for any other reason whatsoever, EXECUTIVE hereby irrevocably designates and appoints the COMPANY and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by him.

5. Non-Solicitation of Employees. For a period of one year after the date on which EXECUTIVE’s employment with the COMPANY terminates for any reason, whether voluntarily or involuntarily, EXECUTIVE shall not, without the COMPANY's prior written consent, solicit or hire any person who is employed by the COMPANY. However, the above will not apply to a) an individual who responds to a general solicitation of employment or a generalized employee search by headhunter/search firms (in either case not specifically directed at any employee of the COMPANY or b) soliciting or hiring any former COMPANY Employee whose employment has been terminated by the COMPANY prior to the first date of the solicitation.

6. Non-Solicitation of Customers. For that period commencing on the date hereof and ending one year after the date on which EXECUTIVE'S employment with the COMPANY terminates for any reason, whether voluntarily or involuntarily, EXECUTIVE shall not, without prior written consent of the COMPANY, directly or indirectly, as an individual, sole proprietor, partner, stockholder, officer, director, employee, independent contractor, agent, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly traded company), solicit any customer or prospective customer of the COMPANY for the purpose of conducting business with any person or entity other than the COMPANY, or in any manner seek to induce any such customer to cease or refrain from doing business with the COMPANY. For purposes hereof, a customer of the COMPANY is defined to mean any customer doing business with the COMPANY during the time of the engagement of the EXECUTIVE and any prospective customer contacted by the COMPANY during such time.

7. Covenant Not to Compete. During the EXECUTIVE’s employment and for a period of twelve (12) months after the date on which EXECUTIVE’s employment with the COMPANY terminates for any reason, whether voluntarily or involuntarily, EXECUTIVE shall not, within any geographic market in which the COMPANY conducts business or is actively planning to conduct business as of the date of termination, without prior written consent of the COMPANY, directly or indirectly, as an individual, sole proprietor, partner, stockholder, officer, director, employee, independent contractor, agent, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly traded company): (a) engage in the business of developing, producing, marketing or selling products or services of the kind or type developed or being developed, produced, marketed, sold or provided by the COMPANY while EXECUTIVE was employed by the COMPANY; (b) engage in any business in which EXECUTIVE provides services which are the same or substantially similar to the services which EXECUTIVE performed for the COMPANY; or (c) engage directly or indirectly with any of the Company's customers that have been contacted by the EXECUTIVE at any time on behalf of the COMPANY. The EXECUTIVE acknowledges that the restrictions in Sections 5, 6 and 7 are reasonable and necessary to protect the legitimate business interests of the COMPANY described in Section 542.335, Florida Statutes, including its trade secrets, confidential information, substantial customer relationships and goodwill, and that the duration of such restrictions corresponds to the twelve (12)-month Severance Period under the Employment Agreement.

8. Equitable Relief. EXECUTIVE agrees that any breach of this Agreement by him will cause irreparable damage to the COMPANY and that, in the event of such breach, the COMPANY shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of EXECUTIVE’s obligations hereunder.

9. No Obligation of Engagement or Employment. This Agreement supplements, and does not supersede, the Employment Agreement, which governs the terms and conditions of the EXECUTIVE’s employment; nothing in this Agreement creates any right to employment or continued employment or modifies the termination provisions of the Employment Agreement.

10. Employee Representations. EXECUTIVE hereby represents that:

EXECUTIVE is not obligated to any party to refrain from using or disclosing any trade secret or confidential or proprietary information or to refrain from competing, directly or indirectly, with the business of such party. If EXECUTIVE is so obligated, EXECUTIVE shall initial this provision, list any and all such agreements on Schedule B hereto and provide a copy of any and all such agreements to COMPANY. If no agreements are listed and provided, the EXECUTIVE warrants that none exists.

EXECUTIVE’s performance of all the terms of this Agreement and as an EXECUTIVE of the COMPANY does not and will not breach any agreement or obligation to keep in confidence and not use or disclose any proprietary information, knowledge or data acquired by EXECUTIVE in confidence or in trust.

EXECUTIVE will not use or disclose to the COMPANY or induce the COMPANY to use any confidential or proprietary information or material belonging to any previous employer or others in connection with his performance of services for the COMPANY.

EXECUTIVE has not entered into, and EXECUTIVE agrees EXECUTIVE will not enter into, any agreement, either written or oral, in conflict herewith.

11. Waiver. Any waiver by the COMPANY of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

12. Requirement of A Writing. Any amendment to, waiver of, or modification of this Agreement or any provisions hereof shall be in writing.

13. Entire Agreement. This Agreement, together with the Employment Agreement (including its exhibits), constitutes the entire agreement between the COMPANY and the EXECUTIVE with respect to the subject matter hereof; in the event of any conflict between this Agreement and the Employment Agreement with respect to the covenants addressed herein, this Agreement shall control.

14. Severability and Construction. EXECUTIVE hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

15. Survival. EXECUTIVE’s obligations under this Agreement shall survive the termination of his employment or engagement by the COMPANY regardless of the manner of such termination and shall be binding upon his heirs, executors, administrators and legal representatives.

16. Assignment. The COMPANY and any of its subsidiaries, subdivisions, or affiliates, shall have the right to assign this Agreement to their successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. EXECUTIVE hereby consents to the assignment of this Agreement by the COMPANY. This Agreement is personal to EXECUTIVE and shall not be assigned by him.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

18. Attorneys' Fees. In the event the COMPANY seeks to enforce the terms of this Agreement in a legal proceeding, the prevailing party in such a legal proceeding shall be entitled to recover reasonable attorneys' fees and costs including, but not limited to, reasonable attorneys' fees and costs incurred by the prevailing party in any appeal relating to the legal proceeding, or in any proceeding in bankruptcy.

IN WITNESS WHEREOF, the Parties hereto have executed, or have caused to have executed, this Agreement as of the day and year first above written.

DUOS TECHNOLOGIES GROUP INC.

By: /s/ Doug Recker

Name: Doug Recker

Title: CEO

EXECUTIVE

/s/ Matthew Polimeni

Matthew Polimeni, an individual